WEFUNDER

Form C

Cover Page

Name of issuer:

BioClonetics Immunotherapeutics, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: TX

Date of organization: 12/24/2009

Physical address of issuer:

1756 Bison Meadow Lane
Heath TX 75032

Website of issuer:

http://www.bioclonetics.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

200,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $200,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$200,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,000,000.00

Deadline to reach the target offering amount:

10/8/2017

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,195.00	$226.00
Cash & Cash Equivalents:	$1,195.00	$226.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($80,591.00)	($40,774.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

BioClonetics Immunotherapeutics, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Charles S. Cotropia	Attorney	BioClonetics	2009
Seth Sheiner	Physician	SAS Consulting	2014
Gaurav Chandra	Physician	GlobeMD	2014
Joseph P. Cotropia	Physician	BioClonetics	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Charles S. Cotropia	Vice President Operations	2009
Charles S. Cotropia	Director	2009
Seth Sheiner	Vice President Project Management and Data Analysis	2014
Gaurav Chandra	Vice President Research and Development	2014
Paul D. Fellegy	Secretary	2009
Paul D. Fellegy	Treasurer	2009
Paul D. Fellegy	CFO	2009
Joseph P. Cotropia	President	2009
Joseph P. Cotropia	Chief Science Officer	2009
Joseph P. Cotropia	Director	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Joseph P. Cotropia	20,000 Common Stock	66.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The next 3 steps in our development of our anti-HIV monoclonal antibody (Clone 3) are to
(1) create the recombinant of the Clone 3 antibody in a CHO cell line and produce a sufficient quantity of the recombinant for testing,
(2) test the recombinant Clone 3 against a full panel of HIV isolates (strains of the virus) and thereafter
(3) conduct macaque animal trials to demonstrate the effectiveness of the antibody in an animal study.

In these steps, possible difficulties can arise such as: difficult or delay in creating a successful CHO cell line; the created cell line only being transient and not a stable permanent CHO cell line; the cell line secreting non-biologically active recombinant antibody; or the CHO cell line not secreting a sufficient quality or quantity of antibody. Once the recombinant cell line is produced, the resultant antibody may not demonstrate the same effectiveness against HIV isolates tested as has the parent cell line produced monoclonal antibody. In the macaque trials, the results may not be full validation of the neutralizing capability of the Clone 3 antibody previously demonstrated as fully neutralizing in in vitro tests.

Though most of the officers are full time, the following officers are part time: Gaurav Chandra, M.D., FAGE, MBA, Vice President of Research and Development, and Seth Sheiner, M.D., MSIS, CPHIMS, Vice President of Project Management and Data Analysis.

While it is unlikely, patent protection that we expect to secure may be limited or may not prevent another company from circumventing our technology. If this were to occur, then a competitor may produce a similar therapy that prevents the successful adoption and sale of ourmonoclonal antibody. In this event, our profit potential would be adversely effected.

Our technology might not be as effective as other monoclonals developed in the future. If this were to occur, then our monoclonal would be competing with more effective therapies and would be less likely to produce revenue.

The cost to complete human trials will be large and we will need to partner with pharmaceutical companies to complete such trials. Difficulty could arise in these negotiations. If there were to occur, the pharmaceutical bidders might place a low valuation on our technology on the basis that further human trials and bring-to-market costs are so great.

Human trials might not produce the favorable results we expect. If this were to occur, our monoclonal would not likely be accepted in the market place as a viable therapy.

Other therapies might compete with our approach and limit the financial return. There might be several alternatives to our therapy and thus this would limit our profit potential or the valuation of our technology. However, a combination of therapies is often used in patient treatment for most all diseases.

As a biotech company that relies on specialized outside labs to conduct some phases of our development work, their actions and/or unauthorized use of proprietary technology or patented components might affect the resulting products produced under contract for us. If this were to occur, then our final product may be subject to a claim of rights by other parties with whom we have no direct contact.

Our reliance on outside specialized labs also could result in delays in advancement due to problems occurring in these labs over which we have no control. Such situations could delay our development significantly or might prevent successful progress altogether.

Because we use multiple specialized outside labs to confirm final efficacy, contradictory results can result, causing delays and uncertainty regarding the optimum final product.

Officer Charles S. Cotropia, Gaurav Chandra, and Seth Sheiner are not currently full time with the company. As such, it is likely that the company will not make the same progress as it would if that were not the case.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise:	**$200,000**
Use of Proceeds:	This level of funding will fund the completion of the production of the recombinant of the Clone 3 antibody for use in in-vitro testing and animal trials.

If we raise: **$400,000**

Use of Proceeds: This level of funding will fund the testing of the recombinant antibody against HIV isolates (strains of the virus) leading to animal trials.

If we raise: **$700,000**

Use of Proceeds: This level of funding will fund the design and initiation Macaque animal trials to validate the effectiveness of our monoclonal antibody.

If we raise: **$1,000,000**

Use of Proceeds: This level of funding will fund the completion of animal trials to validate the effectiveness of our monoclonal antibody in an animal model.

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and

records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the Investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

<u>The Company's right to cancel.</u> The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the amount invested by the Investor divided by the result of (a) the price of **Preferred Stock** issued to new Investors multiplied by (b) the **discount rate** (70%) , or

- (ii) if the valuation for the company is more than **$10 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap (**$10 million**) divided by (b) the total amount of the Company's capitalization at that time.

- (iii) For investors invest in the first $150k, their investment that's part of the first $150k will have valuation cap of $6 million.

Additional Terms of the Valuation Cap. For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest less than **$25,000** in the SAFEs will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Investors investing at least **$25,000** have standard voting rights in the Company once they receive **Preferred Stock**, if they are also "accredited investors" as defined in Regulation D under the Securities Act of 1933.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events. If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap (**$10 million**) divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company. If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Investors in SAFEs do not have voting rights (unless they invest over **$25,000** and are accredited investors) and cannot modify the terms of the SAFEs. Investors in the Company's other securities or investors in SAFEs that invest over **$25,000** and are accredited investors do have voting rights and may be able to modify the terms of the SAFEs.

The SAFE may be amended only upon the written consent of the Company and either (i) the "Designated Lead Investor" or (ii) the holders of a majority of interest. However, the Valuation Cap may not be amended by the Designated Lead Investor, and may only be amended upon the written consent of the Company and the holders of a majority of interest.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
			Choose	No
Common Stock	100,000	30,000	Yes	No
Other				
	0	0		No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0
Other Rights:	

Describe any other rights:

None

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

Yes, SAFE investors with investment of $25k or more will have voting rights. In a liquidity event, SAFE preferred stock holders will get paid before common stock holders.

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than **$10 million**, the amount invested divided by the quotient of (a) the Valuation Cap (**$10 million**) divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

The company has no loans or debt outstanding. All prior funding has been through self funding by the principals and through non-dilutive grant funding.

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Company Overview

BioClonetics Immunotherapeutics is a biotechnology company with a proprietary methodology and expertise for producing fully human IgG1 monoclonal antibodies for treating infectious diseases with non-toxic passive immunotherapy. From this methodology, we have created a proprietary cell line that produces a fully human monoclonal antibody (called Clone 3) that targets and neutralizes HIV.

The Company is in the final development of this monoclonal antibody that is non-toxic and 100% effective against over 92% of all strains and viral subtypes of HIV-1 against which it has been tested.

For the following reasons, we expect the human antibody Clone 3 to be an effective an immuotherapeutic treatment for individuals with HIV/AIDS.

In Vitro Testing Has Demonstrated the Neutralizing Capability of Our Monoclonal Antibody Clone 3

The ability of HIV to mutate renders anti-retroviral therapies ineffective against HIV in many cases. Because the Company's monoclonal antibody therapy targets a portion of the virus that does not change, such mutations are not expected to affect the monoclonal antibody therapy.

Significant testing demonstrates the basis for this expectation. Specifically, in in vitro tests conducted in five independent laboratories, Clone 3 has been tested against 41 clinical HIV isolates (strains) of the virus. Clone 3 has demonstrated that it successfully neutralizes 37 of them (100% effective against 92% of the HIV strain against which it was tested).

Clone 3 neutralizes the Clade B isolate that is predominate in North America and Europe. Clone 3 has also demonstrated the ability to neutralize the Clade C isolate found in Africa, China and India. In view of these test results, the Company is moving forward with animal trials to establish Clone 3 as a significant means for treatment of those that have HIV.

The lab results quoted were the product of testing in 5 independent laboratories. In tests conducted at the University of California of San Francisco (by Jay Levy, M.D.), Clone 3 Antibody was shown to have in vitro neutralization effect against geographically distinct clinical HIV (primary) isolates. Research conducted at four additional international institutes has confirmed these results of in vitro neutralization. In total, the neutralizing capabilities of Clone 3 have been verified at the following 5 laboratories:

- 1. University of California, San Francisco, CA, USA (Jay Levy, M.D.)
- 2. University of South Florida, Tampa, FL, USA (Kenneth Ugen, Ph.D.)
- 3. Polymun Scientific, GmbH, Vienna, AUSTRIA, (Hermann Katinger, Ph.D.)
- 4. Duke University, Durham, NC, USA (David Montefiori, Ph.D.)
- 5. Dana Farber Cancer Institute (DFCI), Harvard Medical School, Boston, MA, USA, (Ruth Ruprecht, M.D., Ph.D.)

In these tests, Clone 3 neutralized [at IC90] 37 of 41 (>90%) of the clinical HIV-1 group M, N, and O isolates. Clone 3 neutralized 3 of 3 group O HIV isolates tested at 10 μg/ml in PBMC-based assay. In another study of Clone 3 tested against one group N primary HIV-1 isolate, results indicated that the IC90 for Clone 3 versus the HIV primary isolate YBF30 was 3.72 μg/ml. Further, Clone 3 has also been demonstrated to effectively neutralize 4 of 4 virulent pediatric South African clade C isolates [ZA349, ZA562, ZA600, ZA737]; and at 10 μg/ml, neutralize [IC99] a pediatric Zambian clade C HIV-1157, as well as the simian immunodeficiency virus construct SHIV-1157ip. Therefore, of the 45 HIV isolates against which Clone 3 has been tested, it neutralized 41 (over 91%).

Additional evidence allows the company to project that its antibody will neutralize over 98% of the HIV viral strains (clades) worldwide based upon information confirmed by the U.S. Government's National Laboratory HIV clinical isolate database at Los Alamos, NM. Specifically, to date, Los Alamos has currently reported 4,556 clinical HIV-1 variants or subtypes (February 2015). The company has determined that the site on the virus to which Clone 3 binds in the neutralization step (its epitope) is highly conserved in 98% of the HIV-1 viral strains. Based on this knowledge and other independent in vivo clinical-correlate evidence from five (5) additional independent research institutions, the company's proprietary antibody is expected to provide a safe immunotherapeutic long-term remission for people living with HIV/AIDS.

The Company's Business Status Today

The Clone 3 Antibody secreted by the parent cell line created by the company must now be pharmaceutically produced in a form (called the "recombinant" antibody) that will ultimately be used in the treatment of patients. A technical step -- achieved by producing a recombinant antibody protein -- is required to increase and standardize the pharmaceutical production of the monoclonal antibody.

The required process -- to create the recombinant Clone 3 Antibody -- is accomplished by first isolating corresponding DNA from the parent cell line genomic blueprint which encodes to produce the existing monoclonal antibody and then inserting the genetic code into a fast producing and FDA approved cell line. With this accomplished, the new cell line will be tested to confirm that it produces the same effective neutralizing effect on HIV isolates.

Once the recombinant antibody step to produce the pharmaceutical grade protein has been completed, which can be achieved within 6 - 9 months, it will be followed immediately by animal trials and then human trials -- leading to patient application.

What we have accomplished thus far:

Our progress thus far includes the following:

- We have produced a cell line (proprietary to the Company) that produces a fully human monoclonal antibody.
- The antibody has been tested in 5 separate international labs where it has been demonstrated to neutralize all groups and clades of HIV found around the world.
- We are in process of producing the recombinant form of the antibody needed to increase and standardize the pharmaceutical production of the monoclonal antibody.
- The required process -- to create the recombinant Clone 3 Antibody -- is accomplished by first isolating corresponding DNA from the parent cell line genomic blueprint which encodes to produce the existing monoclonal antibody and then inserting the genetic code into a fast producing and FDA approved cell line. We have completed this sequencing of the antibody heavy chain and light chain protein using the methodologies of random hexamers and polymerase chain reaction (PCR). As a result, the genetic sequence is known for the heavy chain and light chain protein that program for the full Clone 3 monoclonal antibody molecule. This provides the blue print for preparing the recombinant antibody.
- Once the recombinant for of the antibody is produced, the new cell line will be tested to confirm that it produces the same effective neutralizing effect on HIV isolates.
- Once the recombinant antibody step to produce the pharmaceutical grade protein has been completed, which can be achieved within 6 - 9 months, it will be followed immediately by animal trials at MD Anderson Keeling Center -- leading to patient trials.

General Expected Trends

Biologics, specifically fully human neutralizing monoclonal antibodies directed against infectious disease, are considered the new frontier in biotechnology. In the past, the initial starting products were "humanized" rat and mouse mAbs being created for therapeutic use. "Humanized" immunoglobulins are the major immunotherapeutics that are prevalent today. What sets BioClonetics' antibody technology apart from everyone else's? Our organization has the capacity to clone the human or animal immune system cells. With BioClonetics' proprietary methodologies, stable parent hybridomas cell lines can be created that produce fully human (or animal) antibodies.

BioClonetics specializes in creation of human neutralizing monoclonal antibodies, not "humanized" mouse or rat counterparts, as are the majority of mAb therapeutics in pharmaceutical use today. BioClonetics' technological methodologies have developed an effective, strong and robust portfolio of biologics that have pharmaceutical application with significant benefits to patients or animals in the global marketplace. From an identified and created parent hybridoma cell line, four distinct and effective products can be produced: (1) fully human neutralizing monoclonal antibody—directed against any pathogen based disease entity—through use in passive immunotherapy; (2) an effective humoral active vaccine that is safe and effective; (3) an oral mini-antibody peptide based medication with an efficacy that is equivalent to the immunologic capacity of the monoclonal antibody produced by parent hybridoma cell; and (4) an entry-fusion inhibitor that is immunologic in character and scope. The applications are broad, effective and beneficial for immunotherapeutic use.

The methodologies and processes for creating immortalized cells that stably produce human monoclonal antibodies is a company proprietary trade secret. BioClonetics will pursue licensing the innovational technique of cloning the immune system of any species in the animal kingdom.

Expectations

HIV is a chronic disease affecting an estimated 36.9 million individuals worldwide. Approximately 2 million people are newly infected each year with HIV and 1.2 million die each year with over 7% of this number being children. Approximately 700 new infections occur daily through maternal to child transmission (MTCT). Despite potential life threatening complications, ARVs are the only approved medications to treat neonatal infection. Without treatment, 1/3 of these infants will not live to see their first birthdays and half won't survive until their second.

In 2014, 15 million people were taking antiretroviral therapy for HIV – meaning that only 40% of those infected have access to treatment.

In North America, 1.4 million individuals are infected with HIV/AIDS and over 87,000 are newly infected each year. Those infected by HIV are primarily treated with anti-retroviral (ARV) chemotherapy drugs that only suppress the symptoms of the virus. ARV drugs also spawn drug-resistant strains of the virus that are not treatable with current ARV drugs and thus are lethal.

Modern HIV drugs can keep people healthy for decades, but the costs for HIV treatment is substantial. The combined sales value of HIV drugs in the seven major markets (US, Japan and the 5 major EU markets (France, Germany, Italy, Spain, UK) is expected to increase by 40% in the next decade, rising from $11.9 Billion in 2013 to $16.8 Billion in 2022. The average cost of HIV treatment is $14,000 to $20,000 a year. The lifetime treatment cost of an HIV infection in the U.S. is estimated at $379,668 in 2014 dollars.

Globally, only 40% of people living with HIV are receiving treatment, which includes 41% of adults and 32% of children living with HIV.

Presently there is no vaccine or active immunization to successfully prevent HIV-infection. There is no cure that eradicates the virus completely once an individual has been infected. Today, the U.S. Food and Drug Administration (FDA) currently has approved anti-retroviral (ARV) chemotherapeutic highly toxic drugs, in three categories, for the treatment of HIV infection.

However, ARV drugs are toxic and can only suppress the symptoms of the virus while severely depressing the quality of life. ARV treatment is known to cause severe damage to organs (including the heart and kidneys), decreases bone-mineral density, results in vitamin D insufficiency and must be administered for life. Other side effects include hypersensitivity reactions, fat redistribution and immune reconstitution syndrome.

Additionally, ARV drugs spawn drug-resistant strains of the virus that cannot be treated by available ARV drugs.

Treatment using the Company's Clone 3 antibody will be far superior to current ARV therapy for several significant reasons: (1) the therapy will be effective and non-toxic, (2) does not require lifetime treatment, and (3) will be far less expensive. Thus, for the patient, the Clone 3 antibody immunotherapy will be remarkably different -- it will be safer, provide a much needed immunotherapeutic cure rather than requiring lifelong treatment, and costs substantially less.

Potential Profit from Technology

Projected Earnings from the BioClonetics' passive immunotherapy have been calculated by an independent national consulting firm. This analysis examined the expected potential profits from several market groups, including considering sales to the Major Markets including North America, Western and Central Europe, Eastern Europe and Central Asia, South and Southeast Asia and Latin America.

Uncertainties

As described above, the next 3 steps in our development of our anti-HIV monoclonal antibody (Clone 3) are to (1) create the recombinant of the Clone 3 antibody in a CHO cell line and produce a sufficient quantity of the recombinant for testing, (2) test the recombinant Cone 3 against a full panel of HIV isolates (strains of the virus) and thereafter (3) conduct macaque animal trials to demonstrate the effectiveness of the antibody in an animal study. In these steps, possible difficulties can arise such as: difficulty in creating a successful CHO cell line; being able to only create a transient CHO cell line and not a stable permanent CHO cell line; the cell line created only secreting of non-biologically active (non-neutralizing) recombinant antibody; or the CHO cell line not secreting a sufficient quality or quantity of antibody. Once the recombinant cell line is produced, the resultant antibody may not demonstrate the same effectiveness against HIV isolates tested as has the parent cell line produced monoclonal antibody. In the macaque trials, the results may not be full validation of the neutralizing capability of the Clone 3 antibody previously demonstrated as fully neutralizing in in vitro tests.

Company's Financial Condition

The company is currently self funded through its principal and has no external debt. The Company has engaged FreeMind Group (www.freemind.com), a consulting company that specializes in grant applications, and has several NIH grant applications pending or prepared, including an SBIR grant application, an application to amfAR, and an R01 grant application. The Company expects to obtain non-dilutive funding from these sources.

Historical Operation History and Short/Mid Term Expenses
We are a pre-revenue company.
Expenses have increased from $40,774 in 2015 to $80,591 in 2016. This increase mainly is due to the increase in lab expenses, and G&A. Our Advertising expenses actually reduced from $26,000 to $2,870 in 2016.

We expect the trend for the expenses to continue, and the short/mid term expenses will be mainly in Lab Expenses and General and Administrative, which could be approximately $100k in 2017.

Future trends

HIV affects an estimated 36.9 million individuals worldwide. Approximately 2 million people are newly infected each year with HIV and 1.2 million die each year with over 7% of this number being children. Approximately 700 new infections occur daily through maternal to child transmission (MTCT).

Thus, it is undeniable that the HIV pandemic is increasing.

Presently there is no vaccine or active immunization to successfully prevent HIV-infection. There is no cure that eradicates the virus completely once an individual has been infected. Today, the U.S. Food and Drug Administration (FDA) currently has approved anti-retroviral (ARV) chemotherapeutic highly toxic drugs, in three categories, for the treatment of HIV infection. These drugs are highly toxic and cause significant side effects. Moreover, only 40% of those infected with HIV are able to be treated with ARVs.

Thus, the need for an effective, less expensive treatment is critically needed and would be accepted worldwide.

Cash in hand and burn rate
Cash on hand - $19,700
Burn rate - $3,000 per month. The Company has commitments from its principals for funding as needed for operations. The Company has 2 NIH grant applications pending in which potential funding will be announced later this year.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.bioclonetics.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- BioClonetics 150k 6mm 30%
- BioClonetics 10mm 30%

Appendix C: Financial Statements & Tax Returns

- 2015 Taxes
- CPA Reviewed Statement

Appendix D: Director & Officer Work History

- Charles S. Cotropia
- Gaurav Chandra
- Joseph P. Cotropia
- Paul D. Fellegy
- Seth Sheiner

INVEST IN BIOCLONETICS IMMUNOTHERAPEUTICS

Designing the first cure for HIV through the use of monoclonal antibodies

$0
raised of $200K goal

$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)
$10M valuation cap | 30% discount
A SAFE gives you the right to future shares in BioClonetics. If you invest, you're betting the company will be worth more than $10M in the future.
INVEST $25,000+ FOR VOTING RIGHTS AND PRO RATA RIGHTS

EARLY BIRD BONUS: $6M Valuation Cap
Investors who fund the first $150k of this fundraise will invest at a $6M Valuation Cap.

INVESTOR PERKS

$250+ Your place on the Official Founders Page of the website - Exclusive reports and company updates on the development of the Company's monoclonal antibodies.

$500+ Your place on the Official Founders Page of the website - Exclusive content and frequent company updates - Entrance into the secret BioClonetics Founder Group on Facebook

$1,000+ Your place on the Official Founders Page of the website - Monthly detailed updates on details of developments and status of progress - Entrance into the secret BioClonetics Founder Group on Facebook

$5,000+ Twice yearly update through call from the COO - Your place on the Official Founders Page of the website - Entrance into the secret BioClonetics Founder Group on Facebook

> *BioClonetics is finalizing the production and testing of a monoclonal antibody to treat patients with HIV. HIV is a virus that infects 37 million and kills approximately 1.2 million every year, and today there is still no cure. At BioClonetics, we've created a cell line that produces fully human monoclonal antibodies to specifically target and neutralize infectious diseases including HIV. If successful, this could be the first true cure for HIV at a fraction of the price of current treatment.*



Charles Cotropia
VICE PRESIDENT OPERATIONS, JD, BIOCLONETICS IMMUNOTHERAPEUTICS

OUR AMBITION

Despite claiming the lives of 400 children and 3000 adults every 24 hours, HIV has not received the public attention or private investment that it deserves. Many people think the HIV outbreak is over, but for millions of people worldwide it is still a terrifying reality. But only 40% of those infected with HIV receive treatment at all, and the other 60% depend on ARVs which are both toxic and expensive. BioClonetics is committed to finding an accessible and affordable cure for HIV patients.

KEY FACTS

- We have created a cell line that produces an anti-HIV antibody called Clone 3.
- We have demonstrated that Clone 3 neutralizes all clades and groups of HIV isolates.
- We have identified that Clone 3 targets HIV at an immutable site on the HIV virus.
- We expect to complete animal trials within 18 to 24 months.

DOCUMENTS

BioClonetics_Tech_Summary_-_April_2017_v2.pdf

bioclonetics.com

BIO-TECH TECH

WHY I LIKE BIOCLONETICS IMMUNOTHERAPEUTICS

I am very happy and excited to see the development of this monoclonal antibody move ahead. Combination neutralizing monoclonal antibody treatment of HIV+ mothers and their infants offers a potential alternative to the current nevirapine regimen which has some significant problems in creating drug resistant virus variants and could also be used in combination with newer proposed interventions such as tenofovir. Clone 3, in combination with other neutralizing monoclonal antibodies, offers the potential for safely protecting infants from infection from a broad range of primary HIV-1 isolates, and I look forward to being involved in its clinical evaluation.



Yvonne J. Bryson

CHIEF, DIVISION OF PEDIATRIC INFECTIOUS DISEASES DAVID GEFFEN SCHOOL OF MEDICINE AT UCLA

THE BUZZ ABOUT BIOCLONETICS IMMUNOTHERAPEUTICS

BioClonetics' immunologic proposal is of significant importance in the development of immunotherapy for HIV patients worldwide. Demonstration of neutralization of primary clinical HIV isolates in vitro is critical to the ultimate step of in vivo application of monoclonal anti-HIV antibody to be effectively utilized in passive immunotherapy. I offer my strongest endorsement for your proposal.

Chuanhai Cao Ph.D.

Associate Professor University of South Florida

Despite effective anti-HIV retrovirals, clearance of HIV-1 remains a critical global health issue. We are excited to be part of your strong interdisciplinary team and you have our full support for successful advancement of your technology.

Magdalena Leszczyniecka, Ph.D., MBA

CEO and Present, STC Biologics, Inc.

1,200,000

estimated people die every year from HIV

Most people know of the U.S. HIV epidemic of 1980s, and although the alarming death rates due to HIV/AIDS has slowed, it is still a prominent and fatal disease. HIV is still one of the top causes of death worldwide.





2 million

estimated people are infected with HIV each year

~700

infections occur everyday through maternal-to-child transmission

~400

children die everyday from HIV infection

Current Treatment for HIV is Toxic and Expensive

Antiretroviral chemothereapy (ARV) is currently used to suppress HIV symptoms—but require lifelong treatment and can have major consequences.

In the U.S., the FDA has approved the use of ARVs (antiretroviral chemotherapy) as the main treatment for HIV patients. And though ARVs can improve a patient's health for decades, they are highly toxic. ARVs can cause severe damage to organs including the heart and kidneys, decrease bone-mineral density, and result in Vitamin D deficiency. ARVs treatment is also necessary for life and average cost of treatment is $14,000-$20,000 a year.

40%

of people living with HIV are receiving treatment

$380,000

estimated cost of lifetime treatment with ARVs

On Our Way to a Cure for HIV

We've created an antibody that targets & neutralizes infectious diseases like HIV.

At BioClonetics Immunotherapeutics, we're one step closer to ending the search for the HIV cure. We have discovered and developed a proprietary cell line that produces a fully-human antibody proven to specifically target and effectively neutralize HIV-1.



Already Verified in Five Different Laboratories

HARVARD UNIVERSITY

Duke UNIVERSITY

UCSF University of California San Francisco

USF UNIVERSITY OF SOUTH FLORIDA

POLYMUN SCIENTIFIC

Take a Closer Look at the Treatment

Clone 3 is what's known as a monoclonal antibody—a laboratory-made molecule produced by repeated replication of a single parent cell.

Monoclonal antibodies mimic the ones your body naturally produces as part of your immune system's response to germs, viruses and other invaders. Because monoclonal antibodies come from a single cell source, they're engineered to target a specific part of a virus. The Clone 3 monoclonal antibodies that we're developing target a specific site on HIV.


Biologics Development Methodologies & Process
The Unique and Distinctive Value Proposition
BioClonetics Immunotherapeutics'
Biologics Development Methodologies & Process
•BioClonetics specializes in the production of species-specific immunoglobulins.
•Fully human IgG are clinically effective with significantly superior safety profiles than the much more prevalent "humanized" hybrid immunoglobulins.


Clone 3 is a human monoclonal antibody which neutralizes HIV
BioClonetics has created a cell line that produces a fully human monoclonal antibody (the Clone 3 antibody – CL3mAb) that binds to a linear, highly conserved four amino acid sequence KLIC (epitope) on the viral surface transmembrane outer protein envelope of HIV.
The Clone 3 antibody binds to and neutralizes the HIV virus.


How Clone 3 Antibody Works
For HIV to be infectious, there is a requirement of specific binding between the virus envelope protein and the human CD4 cell at two receptor sites on the CD4 cells, namely:
(1) Binding to CD4 receptor initially (on gp120), and
(2) Binding to the chemokine co-receptors CXCR4 and/or CCR5 (on gp41)
The Clone 3 Antibody interrupts the binding of the virus transmembrane gp41 to the human CD4 cells via blocking of binding to the 2nd co-receptor—to both the CCR5 and the CXCR4 receptors—on the CD4 cell surface, and therefore consequently prevents HIV infection by abrogating the essential infectivity process which requires the fusion between the viral membrane and the CD4


Proof of EFFICACY – 3rd Party Evidence
Independent Laboratory Test Results
Test in five (5) international research institutes have shown that Clone 3 antibody neutralizes (at IC90*) 41 of 45 (over 91%) of primary HIV isolates tested, from clades A, B, C, E, and F from around the globe
100%
80%
60%
40%
20%


Global Effectiveness of the Clone 3 Antibody
Clone 3 Antibody targets 98% of all HIV viral strains worldwide, via epitope KLIC
(i) Exact match [KLIC] on viral target: 78%
(ii) Conservative match on viral target: 20%
Mis-match: 2%
RED = DEAD HIV


Proof of EFFICACY – 3rd Party Evidence
International Studies
Human Clinical Correlate TEST Results

What We've Achieved So Far

BioClonetics has laid the groundwork for a major breakthrough in the fight against HIV, and we've gained some incredible traction in our efforts.

The Completed Research

Isolating and cloning of the B cells of HIV patients to create monoclonal antibodies. Screening of the resulting antibodies and the identification of Clone 3. In-vitro testing of Clone 3 against HIV strains to confirm neutralizing capability. Identification of the binding site of Clone 3 on the HIV virus. Identification of the complete heavy chain and light chain amino acid structure of Clone 3.

Potential Strategic Partnerships

A major pharmaceutical company has indicated that it will further consider our technology once we have successfully completed the next step of producing and testing what is known as the "recombinant" form of Clone 3.



Manufacturing and Distribution

We have several world-class laboratories with whom we are working who will assist us in conducting the next steps of our plan.

Our Next Steps

Clone 3 Recombinant

3 months

Producing the recombinant of the Clone 3 antibody for testing and later patient therapy

Testing the Recombinant

8 months

Testing of the recombinant against HIV strains to validate effectiveness

Pre-Clinical Primate Trials

12 months

Pre-clinical primate macaque trials to validate effectiveness in primates

HELP US DEFEAT HIV

To all potential investors,

We hope you have had an opportunity to review our technology and its potential for providing a meaningful and revolutionary therapy for HIV patients. We have laid out information showing the potential of our technology - and even more information may be found on our website.

All of that information is about the therapeutic potential of our technology. However, let me share information about another side of our effort – namely the underlying motivation.

As Pollyannaish as it may sound, the primary motivation of each member of our team is the desire to save lives. Each year, HIV takes the lives of over 1.2 million individuals. And in 2015, 190,000 children died of AIDS-related illnesses (over 500 each day).

Approximately 2 million people are newly infected each year with HIV. And over 36 million individuals today have the virus.

The time for a cure for HIV has long since passed. However, the efforts of Big Pharm have been misdirected, either through its failure to properly apply new and more effective technology or a desire to focus on the financial bottom line rather than the needs of patients – perhaps with a focus on profit from providing a treatment and not a cure.

With regard to HIV, all one needs to know is that 400 to 500 children die each day from this disease. This is almost twice the number who perish from cancer. However, this present day tragedy is allowed to continue day to day, week to week and year to year without proper focus or financial support from either governments or the private or big Pharma establishments.

We recognize however that sometimes good intentions are not enough to raise capital needed to properly address a pandemic that has existed for decades. Indeed, you are probably reading this letter with the rightful focus on the potential for a probable successful financial investment. While we have as a primary focus the good that can come from our technology, it is a fact, and in this day sometimes a rare situation, that our case presents both a potential for humanitarian good and financial reward.

We believe that our technology provides the rare opportunity to invest in something that is meaningful for mankind and particularly in areas of the world where medical therapies are not as readily available as in the US, and at the same time provide the potential for financial success. As to this potential, we point to the fact that $16 Billion is now spent every year on antiretroviral drugs that treat but do not cure HIV patients. As an investor, I am sure your interest is focused initially on the financial potential, but in this case, you can participate both in that potential as well as the potential humanitarian benefit that arises for a cure for HIV. Your contribution would be a step toward both.

We hope you will join us in this endeavor.

Sincerely,



Charles S. Cotropia
Vice President
BioClonetics Immunotherapeutics, Inc.

MEET THE FOUNDERS



Charles Cotropia

Vice President Operations, JD

Over 43 years of litigation experience handling cases in Federal Court involving patents, trademarks, trade press, unfair competition and copyrights.



Joseph P. Cotropia, M.D.

President, Chief Scientific Officer



Tomasz Zastawny, DSc, Ph.D.

Chief Clinical Operations Officer

Drug Development Executive with 20 years of global, cross-functional experience in Clinical Research, CMC, QA, Regulatory Affairs and Project Management in various therapeutic areas.



Paul D. Fellegy

Chief Financial Officer

Over 25 years of experience in the financial field working with national financial groups in a variety of roles.

AND THE REST OF THE TEAM



Seth Sheiner

Executive Advisory Board

Co-Founder & CEO at MedDataSolutions. More than 30 years of experience in healthcare.



Gaurav Chandra

Executive Advisory Board

A qualified Healthcare Professional with 15 years of experience with demonstrated continuous growth, achievements, and impressive leadership within the healthcare industry.



Ellen S. Vitetta, Ph.D.

Scientific Advisory Board

Director of the Cancer Immunobiology Center at the University of Texas Southwestern Medical Center in Dallas.



Yvonne J. Bryson, M.D.

Scientific Advisory Board

Professor of Pediatrics and Chief, Division of Pediatric Infectious Diseases, David Geffen School of Medicine, Mattel Children's Hospital at UCLA, Marian Davies Children Center at LA, California.



Dalila B. Corry, M.D.

Scientific Advisory Board

Professor of Clinical Medicine, Chief, Division of Nephrology, David Geffen School of Medicine at UCLA, Los Angeles, California.

DETAILS

What is BioClonetics?

BioClonetics is a biotech company with a primary focus on finalizing the production and testing of a monoclonal antibody to treat patients with HIV. HIV is a virus that infects 37 million people and today there is no cure. Approximately 1.2 million individuals die from the virus each year. There is a lot of interest in monoclonal antibodies, and we have one that has been tested and proven to neutralize the virus. We are in the process of completing the development of that monoclonal, testing it, and in the near future expect to make it available to patients.

What treatments are available for HIV today?

Treatment today is with a prescription for what's called an antiretroviral drug. The therapy is often referred to by the acronym ARV. What it does is suppress the virus, but it does not cure. ARV has some substantial drawbacks. For one, it can eventually destroy organs in the body, primarily the liver, and eventually the patient will succumb to the virus. It's a lifelong treatment and involves a lot of monitoring of patients and adjustments made. Overtime, the antiretroviral drugs can become ineffective. The average lifelong cost for one patient's antiretroviral therapy is $380,000. That's what a patient can spend over his lifetime to stay alive, although the health and physical condition of the patient can degrade over time as a result of the virus and medication.

ARV is the only treatment option today, and while it can keep HIV-positive patients alive it has major drawbacks. The other problem is that only 49% of people with HIV around the world are taking antiretroviral drugs because they are not available everywhere. That means you still have half of patients dying because they don't have the benefit of the therapy.

How are antibody treatments like yours different?

The human body is home to literally thousands of antibodies that fight against all kinds of diseases. When you get a virus, normally the body is able to control that virus through naturally produced antibodies. The antibody attaches itself to the virus and has the capability of neutralizing the effects of the virus. In the case of HIV, the body initially creates antibodies once it's infected. In fact, the presence of the antibodies is one way a doctor will determine whether someone has HIV. Unfortunately, in 98% of the population that
gets HIV, the antibodies produced by the body are not sufficient to control the virus, or neutralize it.

That’s one of the interesting points about how our antibody was discovered. My brother, Dr. Joseph Cotropia, is a doctor who actually discovered the antibody. He treated patients who had HIV when the virus first came on the scene in the 1980s. He recognized that some of his patients had the virus but did not become ill. Fast forward to the current period. Of the people who contract the virus, 2% are what are called long-term non-progressors. They have an antibody that is sufficient to control the virus. What my brother did was take the white blood cells from a number of patients and extract antibodies he could test. He created cell lines that produced different antibodies and found one (called Clone 3) we are now developing that neutralizes the virus.

The way an antibody neutralizes a virus is by binding to essentially the virus’ Achilles heel. Imagine the virus as being a long string of pearls. Each pearl is a different amino acid that makes up the entire configuration of the virus. The monoclonal antibody that we have binds to the virus at the location identified by the amino acid sequence KLIC. By testing our antibody against many strains of the HIV virus in test tube tests, we found that the antibody did indeed neutralize or kill over 90% of the strains of virus against which it was tested. These tests were conducted in renown institutions Univ. of California, San Francisco, CA, (Jay Levy, M.D.), Univ. of South Florida, Tampa, FL, (Kenneth Ugen, Ph.D.), Polymun Scientific, GmbH, Vienna, AUSTRIA, (Hermann Katinger, Ph.D.), Duke Univ., Durham, NC, (David Montefiori, Ph.D.) and Dana Farber Cancer Institute, Harvard Medical School, Boston, MA, (Ruth Ruprecht, M.D., Ph.D.)

Is anyone else working on a similar treatment?

Researchers working on the virus in the beginning were, unfortunately, not working with patients in the normal day-to-day doctor-patient relationship. They were mostly treating patients who had the virus, were ill, and perhaps dying or near death. These patients likely did not have this particular antibody that was the secret to long-term non-progression.

You would think that today, after all these years, that somebody else would have done something similar. Big pharmaceutical companies are testing monoclonal antibodies. We have discussed our findings with several multi-billion dollar U.S. pharma companies.

One, for example, is developing an anti-HIV monoclonal antibody as well. But what do you find when you look at their monoclonal? It attaches to the virus at a location that mutates. When you look at the research and the results of their tests, you find that they experience what is called "virus escape". It's a way of saying you have something that attaches to the virus at a point that mutates. Which means it will not be effective in the real world. It works for a little while and then the virus mutates to avoid any effectiveness.

There are over 4,000 currently known strains of the HIV virus.

Imagine taking those 4,000 strains and putting their sequences of amino acid combinations into a computer so you know every location and every amino acid sequence in this long string of pearl amino acids that make up each virus strain. Let’s assume you know where on the virus a particular antibody binds. Then you search all 4,000 strains and determine whether that Achilles' heel of the virus shows up in each one. Knowing exactly where our antibody attaches and by doing that search, we see 98% of the 4,000 strains have the Achilles' heel to which our virus attaches.

Other pharma antibodies bind to the virus at a different location. Of course they won’t reveal where. If you did a search of all 4,000 strains, the location of their attachment point would probably not appear in many of them. To be effective in the real world, you must have an antibody that binds to a location on the virus that exists in all or a very high percentage of the 4,000 strains.

Another interesting fact is that as the database of these strains has been updated over the years, the Achilles' heel location to which our antibody binds continues to appear in 98% of all the newly identified HIV viruses. That means nature requires that every new strain maintain this location, probably for purposes of being able to replicate itself. That tells you that the next 4,000 new strains that are found can be expected to also have this same Achilles' heel.

What prevents a competitor from getting the treatment approved first?

First, others don't have the cell line we generated that produces the antibody we are working with. Second, just in the last few weeks we have identified the light chain and the heavy chain sequences that program for the full Clone 3 antibody (there are 1346 amino acids in our antibody). This identification will allow us to claim in U.S. and foreign patents such sequence and preclude the production and sell of antibodies by others that contain them. As a general analogy, one cannot copy the words of a copyrighted song, and thus by way of a patent, there are many ways to claim our technology to preclude the use of an antibody having the sequence of our antibody.

Also, improved variations of our antibody will be patentable. There is even more to our technology that gets a bit complex – but I can summarize it in this way. Not only can HIV be neutralized by use of an antibody that binds to the virus, it can be neutralized by an antibody designed to bind to the human blood cells at the point that the virus would otherwise bind. In other words, a compound that "competes" with the virus's attempt to bind to the human blood cell can readily be made. Knowing where our antibody binds to the virus, we also know the location on the human blood cell to which the virus binds. This information and therapy is also readily patentable. This adds further commercial value to our technology.

What has your research found so far?

My brother, Dr. Joseph Cotropia, theorized at the outset that the best strategy was to attempt to isolate antibodies from white blood cells, called leukocytes, of HIV positive individuals who showed a natural resistance to the virus. He then tested the antibodies against strains of the HIV virus. One could only hope that the antibodies produced would be virus neutralizing. Once monoclonal antibodies were isolated, they were tested in five laboratories around the world. Those tests occurred over several years. The results of those tests showed that one of the antibodies, called Clone 3, neutralized (killed) 34 of the of the 39 strains tested.

Where we are today is, the cell line that produces the Clone 3 antibody, as is normally the case, is a slow producer of the antibody. It would not produce enough medication to treat 36 million people. Therefore, we had to first identify the light chain and heavy chain sequence of the antibody to produce a substitute or recombinant cell line that is a "fast producer". One way to imagine this is if you had a one perfect copy of a Michael Jackson audio recording, you're not going to make a profit if you have only one copy so you must replicate it using a machine that could produce a million copies. To do that in an antibody, you have to sequence the light chain and heavy chain and produce the recombinant using a fast producing CHO cell line. In other words, you take the Michael Jackson audio record and you put it into a machine capable of producing a million copies.

Once you produce the copies of Michael Jackson's vocal, you want to test it to see if it sounds the same. In the Michael Jackson case, you would present it to an audience. You might run it through some kind of analog device to see whether the sound was the same. That's the stage we are at right now. We producing the antibody in a fast producing a CHO cell line followed by testing this newly produced recombinant antibody against various strains of the virus. These initial tests in the test tube are the equivalent to taking the Michael Jackson audio and playing it to an audience of 100 people.

Once the first tests show effectiveness in test tube tests, then the antibody is tested it in macaque monkeys. This would be equivalent to testing Michael Jackson reproduced song by playing it to 1000 listeners. Once we have the same result in animal trials, then we move on to patient trials and then patient application. That's when you put the Michael Jackson record on the Internet for sales. That's where you make the greatest application of the technology, in the actual application for patients.

What are your expectations for FDA approval?

While there are no monoclonal antibodies approved today for treatment of HIV patients, monoclonal antibodies are the fastest growing segment of the pharmaceutical industry. They are at the forefront of therapeutic treatment of many diseases - such as rheumatoid arthritis, MS, Ebola and some forms of cancers. The acceptance of monoclonal antibodies in therapeutic treatment can be seen by the dramatic rise is sales of such antibodies - from $27 Billion in 2007 to $44 Billion in 2015. The expectation is that sales will increase 10% each year till 2020.

The next step of preparing the antibodies in a CHO cell line is called recombinant preparation. We expect production of the recombinant to be completed in three months and testing against HIV isolates to be completed in eight months. Then there's another nine to twelve months for the animal trials. This timeline is very realistic. The cost of those steps is about $1 million dollars. The animal trials are in the neighborhood of $650,000 to $700,000. Then there is less than $300,000 needed for the preceding steps to reach animal trials. We're looking at being completed with animal trials in 19-23 months. Then we can move on to human trials.

What are your biggest worries moving forward?

In the next 3 steps in our development of our antibody, namely (1) creation of the recombinant of the Clone 3 antibody in a CHO cell line, (2) testing the recombinant against a full panel of HIV isolates and (3) conducting macaque animal, setbacks could naturally occur.

However, all of the foreseen obstacles have solutions. Possible difficulties could arise in creating a stable permanent CHO cell line; the cell line might only secret non-neutralizing recombinant antibody; or the CHO cell line might not create a sufficient quality or quantity of antibody. Once the recombinant cell line is produced, the resultant antibody has to be confirmed to demonstrate the same effectiveness against HIV isolates tested as has the parent cell line produced monoclonal antibody. In the macaque trials, the results have to validate the neutralizing capability of the Clone 3 antibody previously demonstrated in test tube tests. However, potential deficiencies can be overcome. For example, one or more CHO cell line can readily be produced and there are known methods for increasing the potency of a monoclonal were one knows the light chain and heavy chain sequences – which we know.

Imagine a football team. A player is running for a touchdown and he needs to change speed and direction as he confronts the defense. There are ways a talented player can make these adjustment. It may be that no adjustment is needed but if there is a need, there are many modification that can be made to improve the therapeutic outcome. Likewise, in animal trials, adjustments may be needed. In contrast, Pharma companies that are working with other monoclonals that experience “virus escape” are unlikely to be able to improve their effectiveness without identifying a wholly different antibody altogether.

How do you envision the product eventually making it to market?

After completion of animal trials and we approach human trials, there are ways to fast track a medication to treatment availability to patients. It's a very sophisticated area that you have to know how to navigate. We could navigate through this phase with the guidance of one of our officers and advisors, Tomasz Zastawny, DSc, Ph.D., who specializes in the design and execution of human trials. Investors, however, would just as well see us partner with a major Pharma company to take our therapy through human trials. Even if there was an acquisition that would probably be advantageous for investors.

Our fund raise is through the offer to investors of a SAFE (Simple Agreement for Future Equity) with a cap on our company valuation at $10 million. We have a current appraisal from Navigant Consulting that calculates our present value at $126 million. At a $126 million valuation, an investor would realize a 12 times appreciation in his/her investment. I see that happening, and we would welcome it. However, for investors, any future valuation over $10 million results in a successful investment.

We have companies watching our progress and have expressed an interest in discussions once we complete the recombinant production and the initial testing or animal trials. That's our goal, and I think that's a good goal for the investors as well.

Who is on your team?

My brother, Dr. Joseph Cotropia, M.D., is clearly more knowledgeable in this field than other scientists and biotech researches that we've ever encountered. Dr. Gaurav Chandra and Dr. Seth Sheiner, both M.D.s, are officers and advisors.

Our scientific advisory board includes leaders in their field and include:

Ellen S. Vitetta, Ph.D - Dr. Vitetta is Professor of Immunology at the University of Texas Southwestern Medical Center and a Distinguished Teaching Professor at the UT Southwestern Academy of Teachers. She is also the Scheryle Simmons Patigian Distinguished Chair in Cancer Immunobiology and Director of the Cancer Immunobiology Center at UT Southwestern

Yvonne J. Bryson, M.D.
Dr. Bryson has served as a Professor of Pediatrics and Chief, Division of Pediatric Infectious Diseases, David Geffen School of Medicine, Mattel Children's Hospital at UCLA, Marian Davies Children Center
Los Angeles, California

Dalila B. Corry, M.D.
Dr. Corry has served as Professor of Clinical Medicine, Chief, Division of Nephrology, David Geffen School of Medicine at UCLA
Los Angeles, California

What is your growth strategy?

Therapeutic antibodies have come of age. They are the fastest growing segment of pharmaceutical industry, rising from $26 Billion in sales in 2007 to $44 Billion in 2015 with the expectation of growing at a 10% rate each year though 2020. We are in the heart of this trend in therapies.

We are making great progress through use of specialist laboratories who we have engaged. For example, the light chain and the heavy chain have been sequenced by a specialty lab in Boston, STC Biologics, and is being confirmed by Rapid Novor of Canada. The next phase of testing will be completed with a long-term partner we have at the Univ. of South Florida. Dr. Cao's lab is imminently qualified to test our antibody using multiple real-world virus specimen.

In contrast, in many cases those in the industry are testing their anti-HIV antibodies against what are called "pseudo" viruses. These are laboratory created HIV viruses which are not indicative of the actual virus that people in the world contract. You have to know which lab can do these tests correctly, and Univ. of South Florida is one of them, Boston University is another. Animal trials will be conducted at the MD Anderson Keeling Center in Bastrop, Texas, which is an animal trials facility. They're experts in their field. What qualifies us is the fact that we know who in the field can do the each step correctly.

Additionally, we recognized that monoclonal antibodies can be combined to improve results. Our antibody can be combined with others to improve effectiveness. When we visit with other companies, they're not thinking in those terms. The analogy I use is, if you were a firetruck at a huge fire and another firetruck pulled up, would you tell the second truck to go home or would you tell them to join in? You'd tell them to join in, because your pumps might fail, or you might not have the optimum fluids for the type of fire you face.

Our monoclonal could be combined with others, and others could be combined with ours if needed. You have to know what you have, how to apply it, and how to achieve effective results in patients. We don't think that another monoclonal would have to be combined to ours, but two fire trucks are better than one. We have the capability of knowing how to get to the end zone, I guess is the way to put it.

Why are we smarter? All I can say is that we've seen a lot of sophisticated groups who have said they have the solution but none have demonstrated successful results. The Merck and NIAID failed HIV vaccine in 2007 is a prime example of a failed approach. There have been too many misses and not enough well thought through approaches. I can't fully explain why that's the case, but it has been the history of this pandemic.

HIV is one of those things that everybody knows about. It may have lost some of its headline shine that it used to get in the '80s and '90s, but it's still a pandemic, and perhaps still more of an issue in a lot of the developing countries. One reason why a cure hasn't been successful is that big drug companies would be financially hurt by a cure because HIV is a money maker. Big pharms companies sell $17 billion a year in antiretrovirals, so they don't have an interest in seeing that disturbed, which a cure would actually do. While our therapy will result in financial reward, more importantly it will save lives and is clearly a feel-good type of investment. That you have the potential to so significantly help people, men, women and children, to live without HIV is a rewarding feeling. Our technology gives an investor the opportunity to disrupt something that's been going on for decades.

And significantly, our treatment can be used as a preventative barrier for mother-to-child HIV transmission. One should realize that 400 children die every day from HIV, almost twice the number that die from cancer. We don't see that magnitude in the U.S., but worldwide it is a horrifying statistic, which people just don't focus on.

What do you estimate your treatment will cost?

We've run the numbers and it's less than $20,000 per patient. The actual base components and preparation would be less than $20,000. Some markup will naturally be applied by the producing company, but it's not going to be $390,000 though, which is what patients pay now for a lifetime of antiretroviral drugs.

The cost of producing the antibody once you have it is a lot like pumping out a million copies of a Michael Jackson song on iTunes. It doesn't cost the producer a dollar every time someone buys that license, it costs them a fraction of a penny. While we don't know precisely where the price will end up, it's going to be dramatically less expensive than what patients are paying now.

What's your cash flow?

Cash on hand - $19,700Burn rate - $3,000 per month. We have commitments from its principals for funding as needed for operations. We have 2 NIH grant applications pending in which potential funding will be announced later this year.

ASK A QUESTION

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RISKS SPECIFIC TO BIOCLONETICS IMMUNOTHERAPEUTICS

1. The next 3 steps in our development of our anti-HIV monoclonal antibody (Clone 3) are to
(1) create the recombinant of the Clone 3 antibody in a CHO cell line and produce a sufficient quantity of the recombinant for testing,
(2) test the recombinant Clone 3 against a full panel of HIV isolates (strains of the virus) and thereafter
(3) conduct macaque animal trials to demonstrate the effectiveness of the antibody in an animal study.

In these steps, possible difficulties can arise such as: difficult or delay in creating a successful CHO cell line; the created cell line only being transient and not a stable permanent CHO cell line; the cell line...

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

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3rd

Charles S. Cotropia

BioClonetics Immunotherapeutics, Inc.

BioClonetics Immunotherapeutics, Inc. • Cornell Law School

Dallas/Fort Worth Area • 304

InMail | Connect

CHARLES S. COTROPIA is Vice President of BioClonetics Immunotherapeutics, Inc., a Texas based biotech company with a proprietary methodology and expertise for producing fully human IgG1 monoclonal antibodies for treating i...

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Experience

Vice President / Board of Directors
BioClonetics Immunotherapeutics, Inc.
2009 – Present • 8 yrs
Dallas/Fort Worth Area

BioClonetics Immunotherapeutics is a biotechnology company with a proprietary methodology for producing fully human IgG1 monoclonal antibodies for treating infectious diseases with non-toxic passive immunotherapy. From this methodology, the company has created a proprietary cell line that produces a fully human monoclonal antibody that targets and neutralizes the HIV virus (i.e., renders the virus incapable of reproduction). The Company also has created human cell lines that produce human antibodies against other infectious diseases, including rabies, influenza, tetanus and diphtheria.

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Board of Directors
BioClonetics Immunotherapeutics, Inc.
2009 – 2017 • 8 yrs

Member
American Bar Association
1979 – 2016 • 37 yrs

Member
Dallas Bar Association
1973 – 2016 • 43 yrs
Dallas, Texas

Partner
Sidley Austin LLP
1996 – 2015 • 19 yrs
Dallas, Texas

See description

Education

Cornell Law School
Jurist Doctorate
1970 – 1973

The University of Texas at Austin
Bachelor of Science in Aerospace Engineering
1964 – 1968

Featured Skills & Endorsements

Patent Litigation · 21
Endorsed by Peter Vogel and 1 other who is highly skilled at this
Endorsed by 5 of Charles S.'s colleagues at Sidley Austin LLP

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Endorsed by Peter Vogel and 3 others who are highly skilled at this
Endorsed by 4 of Charles S.'s colleagues at Sidley Austin LLP

Trademarks · 16
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Charles S.'s Profile and Websites

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2nd

Gaurav Chandra MD,MBA

Chief Executive Officer GlobeMD

BioClonetics Incorporated • University of Colorado Denver

Denver, Colorado • 500+

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Dr. Chandra is a dynamic, highly competent chief executive, leader with proven ability to build high performance teams and organizations. A qualified Healthcare Professional with 15 years of experience with demonstrated conti…

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Highlights

1 Mutual Connection
You and Gaurav both know John Moore III

Experience

Vice President Research And Development
BioClonetics Incorporated
Sep 2015 – Present • 1 yr 8 mos

BioClonetics is a biotechnology company engaged in the discovery, acquisition and development of proprietary pharmaceutical compounds and new technologies for use in the diagnosis and treatment of HIV/AIDS and other infectious diseases.

BioClonetics has created a human cell line that produces a human antibody (designated as CLONE 3) that neutralizes HIV, the virus that causes AIDS. As its primary mission, the Company is preparing for animal and human trials to ready its antibody for use in treating those with HIV/AIDS and for production of an AIDS vaccine.

Development of CLONE 3 for use as a therapy and vaccine against HIV is being carried out in conjunction with the University of Texas Southwestern Medical Center, Dallas, Texas. Use of CLONE 3 in pediatrics protocols and research will be conducted at the David Geffen School of Medicine at University of California at Los Angeles, California.

The Company also has created human cell lines that produce human antibodies against other infectious diseases, including rabies, influenza, tetanus and diphtheria. As its secondary mission, the Company is testing these antibodies to prepare them for use as therapies and vaccines against these diseases.

Media (1)

BioClonetics Incorporated

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Chief Executive Officer
GlobeMD
Sep 2014 – Present • 2 yrs 8 mos
Greater Denver Area
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Pediatric Surgery Consultant
Red Cross War Memorial Children's Hospital
May 2013 – Present • 4 yrs
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Aug 2014 – Dec 2016 • 2 yrs 5 mos
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Chief Executive Officer
Chemokind
Feb 2015 – Nov 2016 • 1 yr 10 mos
Greater Denver Area
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Education

University of Colorado Denver
Master of Business Administration (MBA), Business Administration and Management, General
2013 – 2014

Kasturba Medical School Manipal
Doctor of Medicine (MD)
1994 – 2000

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Surgery Consultant
Red Cross Childrens' Hospital Cape Town,South Africa
May 2013 – May 2013 • 1 mo
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3rd

Joseph Cotropia

President at BioClonetics Incorporated

BioClonetics Incorporated • University of Texas

Greater Boston Area • 310

Send InMail | Connect

Experience

President
BioClonetics Incorporated

President and Founder
BioClonetics Immunotherapeutics, Inc.
1989 – Present • 28 yrs

President and Founder
BioClonetics Immunotherapeutics, Inc.
1989 – Present • 28 yrs

Chemistry Instructor
Leysin American Schools
1968 – 1969 • 1 yr

Chemistry Instructor
Leysin American Schools
1968 – 1969 • 1 yr

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Education

University of Texas

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Biotechnology · 26 — **Tomasz H. Zastawny, PhD, DSc and 25 connections** have given endorsements for this skill

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3rd

Seth Sheiner

Consultant

SAS Consulting • University of Colorado at Denver

Greater Denver Area • 500+

Send InMail Connect

In more than 15 years committed to advancing health information technologies, the focus of my professional life is as a Healthcare Business Development Specialist/Healthcare Analytics Specialist. Known for my ability … See more

Experience

Consultant
SAS Consulting
2008 – Present • 9 yrs
Greater Denver Area

- Provide start-up and early stage healthcare and healthcare technology company consultation on strategies for obtaining strategic service and capital commitments.
- Provide critical review of specific operational, project planning, and management strategies.
- Contract due diligence to evaluate healthcare technologies, strategies, financial opportunity and management capability to execute business plans in advance of capital commitment.
- Consultation on strategic and business development partnerships to optimize operating efficiencies and enhance exit strategy options.
- Successfully negotiated multi-million dollar capital investments for equity investors and company management.

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BioClonetics
2015 – Present • 2 yrs

COO
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2014 – Present • 3 yrs

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BioClonetics
2015 – 2016 • 1 yr

Medical Director, Director PMO
nSpire health
2007 – 2007 • less than a year
Louisville, CO

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Education

University of Colorado at Denver
Master of Science (M.S.), Information Systems/Health Information Technology

University of Colorado School of Medicine
Doctor of Medicine (M.D.)

University of Colorado at Boulder
Bachelor of Arts (B.A.), Cell/Cellular and Molecular Biology/English

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